Exhibit 99.1

PAMT CORP

ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND YEAR

ENDED DECEMBER 31, 2024

Fourth Quarter 2024 Summary Results

●	Total revenues of $166.5 million
●	Operating loss of $37.7 million
●	Operating ratio of 122.6% and adjusted operating ratio (non-GAAP) of 104.5%(1)
●	Diluted loss per share of $1.45

Twelve months ended December 31, 2024 Summary Results

●	Total revenues of $714.6 million
●	Operating loss of $36.8 million
●	Operating ratio of 105.1% and adjusted operating ratio (non-GAAP) of 100.9%(1)
●	Diluted loss per share of $1.45

Tontitown, Arkansas, February 11, 2025...... PAMT CORP (NASDAQ: PAMT) (“we” or the “Company”) today reported consolidated net loss of $31.6 million, or diluted and basic loss per share of $1.45, for the quarter ended December 31, 2024 and consolidated net loss of $31.8 million, or diluted and basic loss per share of $1.45, for the year ended December 31, 2024. These results compare to consolidated net loss of $2.2 million, or diluted and basic loss per share of $0.10, for the quarter ended December 31, 2023, and consolidated net income of $18.4 million, or diluted and basic earnings per share of $0.83, for the year ended December 31, 2023.

The Company made a change in accounting estimates related to salvage values and useful lives for revenue equipment during the quarter ended December 31, 2024 that increased depreciation by approximately $24.7 million. In addition, an impairment charge of $6.4 million was recorded to align the carrying value of revenue equipment to market values of used equipment, which have declined throughout 2024. Excluding the negative impact of these one-time non-cash charges, adjusted (non-GAAP) operating loss was $6.6 million(1) and adjusted (non-GAAP) net loss was $7.8 million(1), or adjusted (non-GAAP) diluted and basic loss per share of $0.36(1) for the quarter ended December 31, 2024.

Consolidated operating revenues decreased 7.6% to $166.5 million for the fourth quarter of 2024 compared to $180.2 million for the fourth quarter of 2023. For the year ended December 31, 2024, consolidated operating revenues decreased 11.9% to $714.6 million compared to $810.8 million for the year ended December 31, 2023.

(1)	Calculation of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure are included in the schedules accompanying this release.

Liquidity, Capitalization, and Cash Flow

As of December 31, 2024, we had an aggregate of $170.5 million of cash, marketable equity securities, and available liquidity under our line of credit and $277.5 million of stockholders’ equity. Outstanding debt was $325.6 million as of December 31, 2024, which represents a $63.9 million increase from December 31, 2023. This increase in debt was primarily driven by the addition of approximately $163.0 million in revenue equipment during the year. During 2024, we generated $59.0 million in operating cash flow.

Non-GAAP Financial Measures

In addition to our results under United States generally accepted accounting principles (GAAP), this press release also includes non-GAAP financial measures termed adjusted operating (loss) income, adjusted operating ratio, adjusted net (loss) income and adjusted diluted (loss) earnings per share. The Company defines adjusted operating (loss) income, adjusted operating ratio, adjusted net (loss) income and adjusted diluted (loss) earnings per share as GAAP operating (loss) income, GAAP operating ratio, GAAP net (loss) income and GAAP diluted (loss) earnings per share, respectively, excluding certain significant items, such as depreciation and impairment charges, and any tax impact associated with such items. Management believes that reporting adjusted operating (loss) income, adjusted operating ratio, adjusted net (loss) income and adjusted diluted (loss) earnings per share more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance. Management also believes that adjusted operating ratio is more representative of our operations when excluding the volatility of fuel prices, which we cannot control. In addition, the adjusted results, although not a financial measure under GAAP, may facilitate the ability to analyze the Company’s financial results in relation to those of its competitors and to the Company’s prior financial performance by excluding items which otherwise would distort the comparison. However, because not all companies use identical calculations, the Company's presentation of these measures may not be comparable to similarly titled measures of other companies. Adjusted operating (loss) income, adjusted operating ratio, adjusted net (loss) income and adjusted diluted (loss) earnings per share are not recognized terms under GAAP, do not purport to be alternatives to, and should be considered in addition to, and not as a substitute for or superior to, operating (loss) income, operating ratio, net (loss) income and diluted (loss) earnings per share, respectively, as defined under GAAP.

Pursuant to the requirements of Regulation G, we have provided a tabular reconciliation of GAAP operating (loss) income and operating ratio to adjusted operating (loss) income and adjusted operating ratio, GAAP net (loss) income to adjusted net (loss) income and GAAP diluted (loss) earnings per share to adjusted diluted (loss) earnings per share in this press release.

About PAMT CORP

PAMT CORP is a holding company that owns subsidiaries engaged in providing truckload dry van carrier services transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company’s consolidated operating subsidiaries also provide transportation services in Mexico through its gateways in Laredo and El Paso, Texas, under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; general inflation, recessionary economic cycles and downturns in customers' business cycles; a significant reduction in or termination of the Company's trucking service by a key customer, including as a result of future labor or international trade disruptions; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; potential economic, business or operational disruptions or uncertainties that may result from any future public health crises; the resale value of the Company's used equipment; the price and availability of new equipment consistent with anticipated acquisitions and replacement plans; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of pending or future litigation; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, rules regarding the classification of independent contractors as employees, tariffs, import/export, trade and immigration regulations or policies; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether due to new information, future events or otherwise. Considering these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

PAMT CORP and Subsidiaries

Key Financial and Operating Statistics

(unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(in thousands, except earnings per share)		(in thousands, except earnings per share)

Revenue, before fuel surcharge	$147,035	$156,229	$629,015	$706,114
Fuel surcharge	19,495	23,939	85,631	104,693
Operating Revenue	166,530	180,168	714,646	810,807

Operating expenses and costs:
Salaries, wages and benefits	41,933	44,084	174,491	186,223
Operating supplies and expenses	31,973	36,939	136,975	160,527
Rent and purchased transportation	68,182	71,627	289,393	315,647
Depreciation	43,883	16,800	99,264	64,605
Impairment Loss	6,406	-	6,406	-
Insurance and claims	4,642	5,564	19,778	30,769
Other	6,328	5,833	24,338	23,769
Loss (gain) on disposition of equipment	875	132	766	(1,043)
Total operating expenses and costs	204,222	180,979	751,411	780,497

Operating (loss) income	(37,692)	(811)	(36,765)	30,310

Interest expense	(4,136)	(2,611)	(13,240)	(9,177)
Non-operating income	567	3,716	8,459	7,446

(Loss) income before income taxes	(41,261)	294	(41,546)	28,579
Income tax benefit/(expense)	9,683	(2,525)	9,751	(10,163)

Net (loss) income	$(31,578)	$(2,231)	$(31,795)	$18,416

Diluted (loss) earnings per share	$(1.45)	$(0.10)	$(1.45)	$0.83

Average shares outstanding – Diluted	21,783	22,021	21,878	22,197

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Truckload Operations
Total miles (in thousands) (1)	42,243	41,207	178,640	189,512
Operating ratio (2)	137.5%	103.7%	111.2%	97.7%
Empty miles factor (1)	9.7%	9.2%	9.2%	9.0%
Revenue per total mile, before fuel surcharge(1)	$2.10	$2.15	$2.10	$2.17
Total loads	93,778	94,776	400,018	411,548
Revenue per truck per workday	$720	$744	$723	$772
Revenue per truck per week	$3,600	$3,722	$3,615	$3,861
Average company-driver trucks	1,754	1,938	1,822	2,014
Average owner operator trucks	510	299	467	345

Logistics Operations
Total revenue (in thousands)	$44,403	$52,993	$207,020	$245,196
Operating ratio	98.3%	94.3%	94.9%	91.9%

PAMT CORP and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

	December 31,	December 31,
	2024	2023
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$68,060	$100,614
Trade accounts receivable, net	79,967	80,604
Other receivables	4,854	7,203
Inventories	2,433	2,321
Prepaid expenses and deposits	11,555	13,213
Marketable equity securities	42,620	43,203
Income taxes refundable	2,281	3,883
Total current assets	211,770	251,041

Property and equipment	842,896	771,131
Less: accumulated depreciation	309,272	266,412
Less: impairment	6,406	-
Total property and equipment, net	527,218	504,719

Other non-current assets	2,666	4,697
Total assets	$741,654	$760,457

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,198	$62,652
Accrued expenses and other liabilities	14,569	16,799
Current portion of long-term debt	73,017	57,645
Total current liabilities	118,784	137,096

Long-term debt, net of current portion	252,565	204,064
Deferred income taxes	92,547	104,331
Other long-term liabilities	250	750
Total liabilities	464,146	446,241

STOCKHOLDERS’ EQUITY
Common stock	224	223
Additional paid-in capital	41,171	40,825
Treasury stock, at cost	(13,996)	(8,736)
Retained earnings	250,109	281,904
Total stockholders’ equity	277,508	314,216
Total liabilities and stockholders’ equity	$741,654	$760,457

PAMT CORP and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures (unaudited)

Adjusted Operating (Loss) Income and Adjusted Operating Ratio

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(Dollars in thousands)		(Dollars in thousands)
GAAP Presentation
Total operating revenue	$166,530	$180,168	$714,646	$810,807
Total operating expenses	(204,223)	(180,979)	(751,411)	(780,497)
Operating (loss) income	$(37,693)	$(811)	$(36,765)	$30,310
Operating ratio	122.6%	100.4%	105.1%	96.3%

Non-GAAP Presentation
Total operating revenue	$166,530	$180,168	$714,646	$810,807
Fuel surcharge	(19,495)	(23,939)	(85,631)	(104,693)
Revenue, excluding fuel surcharge	147,035	156,229	629,015	706,114

Total operating expenses	204,223	180,979	751,411	780,497
Less: fuel surcharge	(19,495)	(23,939)	(85,631)	(104,693)
Less: impairment loss	(6,406)	-	(6,406)	-
Less: change in accounting estimates - depreciation charge	(24,691)	-	(24,691)	-
Adjusted operating expenses	153,631	157,040	634,683	675,804
Adjusted operating (loss) income	$(6,596)	$(811)	$(5,668)	$30,310
Adjusted operating ratio	104.5%	100.5%	100.9%	95.7%

PAMT CORP and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures (unaudited)

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(in thousands)		(in thousands)

Net (loss) income (GAAP)	$(31,578)	$(2,231)	$(31,795)	$18,416

Adjustments:
Impairment charge	6,406	-	6,406	-
Change in accounting estimates - depreciation charge	24,691	-	24,691	-

Tax benefit of adjustment (3)	(7,298)	-	(7,298)	-

Adjusted net (loss) income (non-GAAP)	$(7,779)	$(2,231)	$(7,996)	$18,416

PAMT CORP and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Measures (unaudited)

Reconciliation of Diluted (Loss) Earnings Per Share to Adjusted Diluted (Loss) Earnings Per Share

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

Diluted (loss) earnings per share (GAAP)	$(1.45)	$(0.10)	$(1.45)	$0.83

Adjustments:
Impairment charge	0.29	-	0.29	-
Change in accounting estimates - depreciation charge	1.13	-	1.13	-

Tax benefit of adjustment (3)	(0.33)	-	(0.34)	-

Adjusted diluted (loss) earnings per share (non-GAAP)	$(0.36)	$(0.10)	$(0.37)	$0.83

1)	Excludes miles driven by third party power only carriers.
2)

The Truckload Operations operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

3)	The tax benefit is calculated using the effective tax rates for each respective period prior to any adjustments for non-GAAP amounts.

FROM: PAMT CORP

P.O. BOX 188

Tontitown, AR 72770

Lance K. Stewart

(479) 361-9111